Advanced Series Trust
For the semi-annual period ended 6/30/07
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I. Name of Fund: Advanced Series Trust - AST Goldman Sachs Small Cap Value Portfolio

1.   Name of Issuer:  AMIS Holdings Inc.

2.   Date of Purchase:  March 22, 2007

3.   Number of Securities Purchased:  31,138

4.   Dollar Amount of Purchase:  $334,733.50

5.   Price Per Unit:  $10.75

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Credit Suisse, Pacific Crest Securities, D.A., and Davidson & Co.


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Goldman, Sachs & Co.
Credit Suisse
Merrill Lynch & Co.
Piper Jaffray
D.A. Davidson & Co.
Pacific Crest Securities